Exhibit 6.8

Republic Core LLC

335 Madison Ave, 16th Floor

New York, NY 10017

REPUBLIC CORE PLATFORM SERVICES AGREEMENT

THIS REPUBLIC CORE PLATFORM SERVICES AGREEMENT (“Agreement”) is made and entered into as of September 22, 2021 (“Effective Date”) by and between Republic Core LLC, a Delaware limited liability company (“Republic Core”) and Robot Cache US Inc., a Delaware corporation (the “Client”). Each of Republic Core and Client may be referred to as a “Party” and together as the “Parties. Pursuant to this Agreement, Republic Core will host a “grey-label” website to display the offering of the Client’s securities (as further defined below) on https://invest.robotcache.com, or such other website as the Parties mutually agree (the “Platform”).

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified below. The Parties hereby agree as follows:

WHEREAS, the Client is offering (the “Offering”) certain securities (the “Securities”) qualified under Section 3(b) of the Securities Act of 1933 (the “Act”);

WHEREAS, the Client’s Offering is being faciliated by an affiliate of Republic Core, OpenDeal Broker LLC (“OpenDeal Broker”) a FINRA-member broker dealer;

WHEREAS, the Client has engaged Republic Core to build the Platform to display and facilitate the Offering in coordination with other third parties, including OpenDeal Broker, and to provide certain hosting, technical and operational Services (as defined below);

WHEREAS, the Client may also, at the Client’s election, request certain additional support services related to the Offering, (the “User Support Services”) in exchange for good and valuable consideration, as defined further Annex B.

WHEREAS, the Client is solely responsible for the completeness and accuracy of the information about its business and the Offering as (i) provided to Republic Core, and (ii) presented to the public through the Platform and any other forum maintained by the Client (unless any such content or information was provided by Republic Core); if at any time before commencing the Offering or during the Offering any Client Information (defined in Section 1) proves untrue or is in need of qualification in a Material fashion, the Client will take affirmative steps to make timely updates to the Platform. “Material” means information that a reasonable investor would consider important in deciding whether or not to purchase the Securities;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1)	Agreement

a)	The Client wishes to engage Republic Core to provide the services (the “Platform Services”) specified in Annex A to this Agreement. In return for the Platform Services, the Client agrees to compensate Republic Core for the Platform Services pursuant to terms and conditions of Schedule I (the “Fee Schedule”). Any change to the Platform Services and/or an increase in time or performance, suspension of any performance standards shall require the mutual written consent of Republic Core and the Client. Notwithstanding the foregoing, Republic Core reserves the right to make immaterial changes (“Immaterial Changes”) to its processes, products, and services in its sole discretion. Republic Core shall provide Technical Support (as defined by and outlined in Exhibit A) with respect to the Platform Services.

b)	The Client agrees and acknowledges that it will provide information, related to itself and the Offering, through the Platform (collectively, the “Client Information”). The Client agrees that Client Information will not contain any material misstatements or omissions, and that the Client will immediately correct any errors it identifies in previously provided Client Information by providing written notice to the Platform and making any necessary amendments to the Offering’s materials, including any offering circulars or other documents filed with the United States Securities and Exchange Commission. The Client agrees that at all times during the Offering, the Client, with advice of such Client’s counsel, will take affirmative steps to make timely updates to the information on the Platform, should any material Client Information (“Material Client Information”) provided to Republic Core on or through the Platform or the Offering Circular prove untrue or in need of qualification or correction. For the avoidance of doubt for something to be “material”, it means something that there is a substantial likelihood that a reasonable person would consider it important.

c)	The Client understands that the Client is responsible for setting all material terms of the Offering, including, but not limited to, the forms of consideration to be accepted, the jurisdictions from which the Offering will solicit and accept investment commitments, and the terms of the Security issued during the Offering, as disclosed on the Platform. The Client further understands and agrees that all federal, state, local, international or other filings or disclosures are solely Client’s responsibility.

d)	The Client understands and agrees that Republic Core cannot process funds and that Republic Core will coordinate through the Platform with pre-approved third party broker-dealers, escrow agents, or other payment processors engaged by Client to facilitate the Offering’s payment functionality.

e)	The Client agrees that its use of the Platform represents a limited non-transferable license (the “License”) and shall not provide the Client the right to access the Platform for reasons unrelated to the Offering or utilize any of Republic Core’s trademarks, trade-dress, or other intellectual property without Republic Core’s written consent, which may be withheld in Republic Core’s sole discretion. The Client further agrees that its use of the Platform does not represent an endorsement, recommendation, or similiar by Republic Core or any of its affiliates and the Client will not suggest such in any forum. Republic Core shall obtain all consents necessary to permit Client to access or operate any third-party Software or other Materials that Republic Core uses to provide Services under this Agreement (“Third-Party Materials”). During the Term, Republic Core shall pay all required license, installation, maintenance, and upgrade fees with respect to the Third-Party Materials or other materials that Republic Core provides to Client. Third-Party Materials shall be made available to Client in such form and on such media as Client may reasonably request and Republic Core is reasonably able to provide. Republic Core reserves the right to terminate access to any Third-Party Materials provided as part of the Platform Services if the owner of such Third- Party Materials discontinues offering such content or restricts Republic Core’s or Client’ access. Nothing contained in this Agreement shall require either party to violate the proprietary rights of any third-party in any software. If any part of any Services (including, without limitation, any of the License or Third-Party Materials) becomes the subject of a third-party claim or litigation regarding infringement, violation, or misappropriation of intellectual property rights, Republic Core will at its sole cost and expense: (i) modify such materials to make them non- infringing or cure any claimed violation or misappropriation of a third-party’s intellectual property rights, provided that such modification or cure does not adversely impact the Platform Services; (ii) procure for Client the right to continue using such materials; or (iii) replace such materials with substantially equivalent materials that are non- infringing or that are free of the claimed misuse of such third-party intellectual property rights. If none of the foregoing options are possible, then Republic Core may terminate this Agreement and refund to Client the fees paid to Republic Core hereunder.

f)	Republic Core shall, (i) at all times, act solely in a passive, non-discretionary capacity with respect to the Client and each User and shall not be responsible or liable for any investment decisions or recommendations with respect to the purchase or disposition of any Security or other assets; (ii) not be responsible for questioning, investigating, analyzing, monitoring, or otherwise evaluating any of the investment decisions of any User or reviewing the prudence, merits, viability, or suitability of any investment decision made by any User, including the decision to purchase or hold the Securities or such other investment decisions or direction that may be provided by any individual or entity with authority over the relevant User; and (iii) not be responsible for directing investments or determining whether any investment by a User or any person or entity with authority to make investment decisions on User’s behalf is acceptable under applicable law. The Parties agree that the Platform Services entail solely the provision of compliance and technological services to Client, limited to those Services described on Annex A. For the avoidance of doubt, the Platform Services shall not include brokering, dealing, or advising of any security associated with the Client. In the event Republic Core finds itself with an issue where discretion is needed to successfully provide the Platform Services, Republic Core will look to and follow the Client’ express directions.

g)	This Agreement does not give either Party ownership or other rights or interests in the other Party’s trade names or trademarks which rights are hereby expressly reserved to each respective trademark owner. Any use of a Party’s trademarks by the other Party under this Agreement shall inure to the benefit of the Party and shall be in accordance with the instructions of the Party, including their respective branding and use policies then in effect and communicated to the other Party, and as the Party may otherwise from time to time instruct. Any such use shall be in accordance with high quality standards and shall not degrade or diminish the good reputation of the other Party. Should either Party request the other to cease use of any such trademarks, such other Party shall immediately do so.

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h)	The Parties agree that, regardless of whether such regulations apply to the activities of either Party, any “nonpublic personal information,” as defined in Section 248.3(t) of Regulation S-P, received from either Party shall be treated by the Parties as subject to the limitations on re-disclosure and reuse set forth in Section 248.11 of such Regulation. In addition, the Parties acknowledge that they have adopted policies and procedures that address administrative, technical, and physical safeguards that are reasonably designed to ensure the security and confidentiality of the information, protecting against any anticipated threats or unauthorized access to or use of such information. Each Party will promptly notify the other Party of any actual or suspected unauthorized access, use, or disclosure of nonpublic personal information provided by such Party or any request for access to such information by a governmental or nongovernmental third-party. Each Party will cooperate with the other in a reasonable manner in case of any actual or anticipated litigation or regulatory inquiry or action concerning the nonpublic personal information provided by such Party. The disclosing Party of any nonpublic personal information will have the right, during normal business hours upon reasonable advance notice, to inspect the receiving Party’s policies and practices for preserving the security of nonpublic personal information disclosed pursuant this Agreement (referred to collectively as the receiving party’s “GLBA practices”). The receiving Party will cooperate with the disclosing Party in a reasonable manner in any inspection of the receiving Party’s GLBA practices. The disclosing Party will maintain in strict confidence all non-public information about the receiving Party’s GLBA practices and will contractually require any third-party inspector to do the same.

i)	CLIENT UNDERSTANDS THAT REPUBLIC CORE IS PERFORMING THE SERVICES HEREUNDER (INCLUDING THE USER SUPPORT SERVICES) IN RELATION TO INFORMATION THAT HAS BEEN PRODUCED BY CLIENT PARTIES OR SUPPLIED TO CLIENT PARTIES BY THIRD PARTIES. REPUBLIC CORE HAS NO RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION RECEIVED FROM CLIENT PARTIES, CLIENT PARTIES’ USERS, OR OTHER THIRD PARTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, REPUBLIC CORE MATERIALS, SOFTWARE, AND SYSTEMS ARE PROVIDED ON AN “AS IS” BASIS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, REPUBLIC CORE DISCLAIMS ALL WARRANTIES AS TO REPUBLIC CORE MATERIALS, SOFTWARE, AND SYSTEMS, EXPRESS OR IMPLIED. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, REPUBLIC CORE MAKES NO REPRESENTATION OR WARRANTY THAT ANY THIRD- PARTY MATERIALS OR CONTENT (SUCH AS DIRECT INFORMATION FEEDS AND THIRD-PARTY CONTENT POSTED ON Republic Core’S WEBSITE, BUT NOT INCLUDING THIRD-PARTY MATERIALS MADE FOR REPUBLIC CORE (E.G. WORK MADE FOR HIRE) BASED UPON ANY THIRD- PARTY MATERIALS ENCOMPASSED IN THE SERVICES OR REPUBLIC CORE MATERIALS ARE ACCURATE, COMPLETE, APPROPRIATE, RELIABLE, OR TIMELY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, REPUBLIC CORE MAKES NO REPRESENTATIONS OR WARRANTIES THAT ACCESS TO AND USE OF THE INTERNET WILL BE UNINTERRUPTED, ERROR- FREE, FREE OF VIRUSES, UNAUTHORIZED CODE, OR OTHER HARMFUL COMPONENTS. EXCEPT AS EXPRESSLY SET FORTH HEREIN, CLIENT DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, ITS RECEIPT OF THE SERVICES, OR OTHERWISE ARISING OUT OF CLIENT PARTIES’ RELATIONSHIP WITH REPUBLIC CORE HEREUNDER.

2)	Term and Termination

a)	“Term” means the period from the Effective Date until the conclusion of the Offering.

b)	“Termination” means the termination of this Agreement pursuant to Section 2(c).

c)	This Agreement may be terminated as a result of: (i) Either Party withdrawing from this Agreement, at any time, in its sole discretion; (ii) the Client canceling the Offering; or (iii) a breach of this Agreement as provided under Section 2(c). In the case of (i) and (ii), the withdrawing or canceling Party must notify the other Party of such withdrawal or cancellation, as the case may be. In no case will Termination relieve the Client of the responsibility to pay any fees due to Republic Core at the time of Termination.

d)	Breach of this Agreement by either Party shall entitle the other Party to give to the Party in default a notice specifying the nature of the default and requiring the defaulting Party to cure such default. If such default is not cured within five (5) business days after the receipt of such notice (or, if such default cannot be cured within such five (5) business day period), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately after such notice. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

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e)	Upon the Termination of this Agreement Sections 1(a), (b), (c), (d), (f), (e), (k), (l), this Section 2, Section 3, Section 4, and Section 5 shall survive.

3)	Representations and Warranties

a)	Client represents that it: (i) is an entity organized under the laws of the United States or Canada, or any State, Province, Territory or possession thereof, or the District of Columbia, with its principal place of business in the United States or Canada; (ii) is not a development stage company that either has no specific business plan or purpose, or has indicated that its business plan is to merge with or acquire an unidentified company or companies; (iii) is not an investment company registered or required to be registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Investment Company Act of 1940; (iv) is not issuing fractional undivided interests in oil or gas rights, or a similar interest in other mineral rights; (v) is not, and has not been, subject to any order of the SEC entered pursuant to section 12(j) of the Securities Exchange Act of 1934 within five (5) years before the launching of the Offering.

b)	Client further represents that by entering into this Agreement, it is not breaching any agreement with any third-party or their beneficiary.

c)	Client further represents that it has been wholly truthful, in all Material respects, to Republic Core or any of Republic Core’s agents in their interactions before the Effective Date.

d)	Client further represents that it is duly incorporated, formed, or organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, formation, or organization.

e)	Client further represents and warrants the execution and delivery of the Agreement and the performance of such Party’s obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the rights of creditors generally and the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

f)	Republic Core represents that it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

g)	Republic Core represents that by entering into this Agreement, it is not breaching any agreement with any third party or its beneficiary.

h)	Republic Core has obtained and currently maintains all applicable federal and state licenses and registrations necessary to perform the Platform Services and to receive compensation hereunder, and, in performing such services, will comply with all applicable laws relating to the Offering.

4)	Indemnification

a)	The Client shall indemnify, defend, and hold harmless Republic Core, its owners, affiliates of the foregoing, and the directors, officers, managers, employees, and other agents of the foregoing from and against any cost, expense, liability, or obligation that may result from claims related to any Securities of the Client sold in the Offering or any breach of this Agreement by the Client, including any representation or warranty by the Client hereunder.

b)	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES UNDERSTAND AND AGREE THAT THE INTERNET IS INHERENTLY UNSAFE, AND CONSEQUENTLY UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE RESPONSIBLE FOR ANY DAMAGE, LOSS, OR INJURY RESULTING FROM: (A) HACKING, TAMPERING, OR OTHER UNAUTHORIZED ACCESS OR USE OF THE PLATFORM NOT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY; (B) ANY INTERRUPTION OR CESSATION OF THE SERVICES; (C) ANY SOFTWARE BUGS, VIRUSES, TROJAN HORSES, OR OTHER HARMFUL CODE THAT MAY BE TRANSMITTED TO OR THROUGH THE PLATFORM; (D) ERRORS, INACCURACIES, OR OMISSIONS OF INFORMATION, OR ANY LOSSES INCURepublic CoreD AS A RESULT OF OR RESULTING FROM THE USE OF THE PLATFORM; AND/OR (E) INFORMATION THAT IS TRANSMITTED USING THE PLATFORM THAT IS DEFAMATORY, OFFENSIVE, OR ILLEGAL.

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5)	Miscellaneous

a)	Notices. All notices or other communications given or made hereunder shall be in writing. The Parties hereby consent to receive notice via email to mutually acknowledged email addresses.

b)	Amendment. Any term of this Agreement may be amended or waived only with the written consent of both Parties, provided that Republic Core may unilaterally amend this Agreement pursuant to guidance provided by the SEC, FINRA, or other securities regulators with competent jurisdiction over the Parties, and provided further that any such unilateral amendment will only take effect upon ten (10) business days’ prior written notice to the Client of such amendment.

c)	Confidentiality. The Parties hereby agree that the contents of this Agreement, all communications resulting from it, all documents exchanged between the Parties (excluding those publicly filed with the SEC or otherwise made public in connection with the Offering), and any data regarding vistors to the site (“Users”) who participated in the Offering are strictly confidential and the Client shall not disclose its contents to any third party, except the Client’ employees, accountants, attorneys, or other agents who are subject to the duty of confidentiality with respect to such information, without written consent of Republic Core, provided that the Client shall be free to disclose the fees due and payable in connection with the Offering to its Users therein. Each Party further agrees that it is solely responsible for ensuring that all of its employees, independent contractors, vendors, and associates are informed of and maintain this confidentiality provision. Notwithstanding the foregoing provisions, a Party may disclose such information if it is legally required to by any governmental or judicial authority.

d)	Governing Law. This Agreement has been entered into and shall be interpreted under and governed by the laws of the State of New York, without regard to principles of conflicts of law or rules thereof.

e)	No Representations Regarding the Platform. While Republic Core will endeavor to ensure the Platform is fully functional and accessible to all Users at all times, Republic Core relies on third party vendors, such as Amazon Web Services, and does not assure, represent, or warrant to the quality of service, continuity of service, or up-time on the Platform.

f)	Assignment. Neither Party may assign their rights and obligations under this Agreement without the prior written consent of the other Party. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective Parties.

g)	Parties; Independent Contractor; No Legal, Accounting or Tax Advice. Notwithstanding anything to the contrary contained herein, expressed or implied, it is expressly understood and agreed that each Party is acting as an independent contractor with respect to the other Party and not as an employee or agent of the other Party. Nothing contained in this Agreement shall be construed to create a joint venture, partnership, association, or other affiliation, or like relationship, between or among the Parties. This Agreement has been made solely for the benefit of the Client and Republic Core and their respective successors and assigns. Nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement. Republic Core shall not be considered to be the agent of the Client for any purpose whatsoever other than as described herein and in other binding written agreements. Republic Core is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Client’s behalf, or to bind the Client in any manner whatsoever other than as described herein. The Client acknowledges that Republic Core has not provided accounting, tax, or legal advice, and hereby acknowledges that Client has been advised to seek its own advisors with respect to such topics.

h)	Counterparty Execution. This Agreement may be executed in any number of counterparts, including PDF format signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

i)	Advice of Counsel. Each Party acknowledges and represents that, in completing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement.

j)	Severability. In the event any provision of this Agreement is found unenforceable by a party of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect.

k)	Binding Obligations. This Agreement has been duly authorized and shall constitute a binding obligation upon Client and Republic Core, and enforceable in accordance with its terms.

Signature Page follows

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Signature Page to Republic Core Platform Services Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

Republic Core LLC		Robot Cache US Inc.

By:	/s/ Shrina Kurani	By:	/s/ Lee Jacobson
Shrina Kurani, President		Lee Jacobson, Authorized Person

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Annex A – Services

This is Annex A to the attached Republic Core Technical Services Agreement (“Agreement”) between Republic Core and Client.

1)	Definitions. Capitalized terms not otherwise defined in this Annex A shall have the meanings given to such terms in the Agreement to which this Annex A is a part.

2)	Services. During the term, Republic Core will provide the Platform Services described below through the Platform:

a)	Platform Services. Republic Core shall provide a Platform to Client’s Offering on the Platform and perform related services with respect to the Client to the extent explicitly contemplated by this Agreement and shall not be responsible for any duties or obligations not specifically allocated to Republic Core pursuant to this Agreement. The Platform shall:

i)	Display information regarding the Offering as provided and instructed by the Client or an agent of the Client, including, but not limited, to the number of units of the Securities available, price, and terms;

ii)	Enable Users to view such documents that the Client have created and determined to make available to potential investors relating to the Securities;

iii)	Provide services that allow a User to send consideration for the Securities either to an escrow agent (in which case a separate escrow fee agreement or between such escrow agent and the Parties must be entered in to), qualified broker dealer, or directly to the Client, as determined by the Parties;

iv)	Provide services to allow Client or its agent to collect the necessary information to (A) complete identification verification status (as defined by the Financial Crimes Enforcement Network (FinCEN)); (B) conduct limited suspicious activity reporting services, as based on transactions visible on the Platform; (C) support the procedures pertaining to KYC-AML verification; and (D) collect documentation to assist in accredited investor verification (as defined by SEC Rule 501 of Regulation D).

b)	Payment Collection Support. Republic Core will provide the requisite technology and relevant accounting support to enable the Client to collect funds in USD from Users who subscribe to the Offering in coordination with pre-approved third party broker-dealers, escrow agents, or other payment processors engaged by Client to facilitate the Offering’s payments. Client agrees and acknowledges that the provision of the Payment Collection Support Services will be subject to any policies, procedures, and limitations required by applicable law or regulation or by the third-party processor policy (or by Republic Core in furtherance thereof) relating to the custodial account, including, without limitation, holdback requirements applicable to ACH transfers.

c)	Additional Services. Republic Core will use its commercially reasonable efforts to provide Client with reasonable implementation or integration services, technical assistance, and other support services related to the utilization of the above services.

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Schedule I – Fee Schedule

In consideration of the Platform Services outlines within this Agreement, Client agrees to pay Republic Core three hundered and twenty-five thousand dollars ($325,000) payable upon demand by Republic Core.

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Exhibit A - Technical Support

Technical Support Description. Republic Core will provide telephone and email support to the Client (“Technical Support”) on weekdays (excluding holidays) from 9:00am to 9:00pm eastern time with respect to the Platform Services provided on the Platform. For the avoidance of doubt, this Technical Support will not include the services described in Annex A.

a)	Request for Technical Support. Client will make Technical Support requests by calling or emailing Republic Core, or by such other means agreed to by the parties. Republic Core staff shall assign to the request the Problem Severity Level (as defined herein) as determined by Republic Core staff.

b)	Problem Severity Levels I and II Response and Resolution. For Technical Support requests, whether made by email or telephone, Republic Core shall confirm to the requestor receipt of the request by Republic Core within the Request Response Time of such a request. If a Problem Severity Level I or II request cannot be corrected to the reasonable satisfaction of the requestor within the Request Resolution Time after the requestor makes the initial request for Technical Support, Republic Core will: (a) immediately escalate the request to Republic Core’s management; (b) take and continue to take the actions which will most expeditiously resolve the request; and (c) provide a hourly report to the requestor of the steps taken and to be taken to resolve the request, the progress to correct, and the estimated time of correction until the request is resolved.

c)	Problem Severity Levels III and IV Response and Resolution. For Technical Support requests, whether made by email or telephone, Republic Core shall confirm to the requestor receipt of the request by Republic Core within the Request Response Time of such a request. If a Problem Severity Level III or IV request cannot be corrected to the reasonable satisfaction of the requestor within the Request Resolution Time after the requestor makes the initial request for Technical Support, at the sole election of requestor: (a) Republic Core will work continuously to resolve the request; or, (b) requestor and Republic Core will mutually agree upon a schedule within which to resolve the request.

Technical Support Problem Severity Levels

I.	Problem Severity Level I

a)	Description. This Problem Severity Level is associated with: (a) Services, as a whole, are non-functional or are not accessible; (b) unauthorized exposure of all of part of Client’ data; or, (c) loss or corruption of all or part of Client’ data.

b)	Request Response Time. 1 hour.

c)	Request Resolution Time. 1 weekday.

II.	Problem Severity Level II

a)	Description. This Problem Severity Level is associated with significant and / or ongoing interruption of Client’ use of a critical function (as determined by Republic Core) of the Platform Services and for which no acceptable (as determined by Republic Core) work-around is available.

b)	Request Response Time. 2 hours.

c)	Request Resolution Time. 2 weekdays.

III.	Problem Severity Level III

a)	Description. This Problem Severity Level is associated with: (a) minor and / or limited interruption of Client’ use of a non-critical function (as determined by Republic Core) of the Platform Services; or, (b) problems which are not included in Problem Severity Levels I or II.

b)	Request Response Time. 4 hours.

c)	Request Resolution Time. 4 weekdays.

IV.	Problem Severity Level IV

a)	Description. This Problem Severity Level is associated with: (a) general questions pertaining to the Platform Services; or, (b) problems which are not included in Problem Severity Levels I, II or III.

b)	Request Response Time. 1 weekday.

c)	Request Resolution Time. 1 week.

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Annex B – User Support Services

This is Annex B to the attached Republic Services Agreement (“Agreement”) between Republic Core and Client.

1)	Definitions. Capitalized terms not otherwise defined in this Annex B shall have the meanings given to such terms in the Agreement to which this Annex B is a part.

2)	Election of User Support. Client must give five (5) business days’ notice before they desire the User Support (as defined below) to begin.

3)	Payment for User Support. Upon notice, Client will make timely payment of $10,000 to Republic Core as payment for the User Support.

4)	User Support Services. During the Term, Republic will provide the Platform Services described below:

a)	Call Center. Republic Core shall maintain a call center whereby prospective and actual investor may call in solely for technical support (as defined below “User Support”) with the Platform. Calls will be accepted between 9:00 AM Eastern and 5:00 PM Eastern on each business day during the Term. The call center will accept voicemails and primarily rely on investors leaving a voice mail before being called back. Republic Core shall endeavor to return all voicemails left before 2:00 PM Eastern on the same day. After an investor leaves a voicemail, an agent of Republic will call them back to assist the investor.

b)	User Support. Technical support shall constitute solely (i) Platform account creation, log in, password recovery, (ii) KYC/KYB/Accreditation questions and support related to uploading documents to the Platform; (iii) questions and instructions regarding the process for making an investment commitment via the Platform, (iv) instructions regarding accessing Offering documentation, (v) instructions regarding contacting the Client.

c)	Limitations. Republic Core and its agent will not provide investment advice or answer questions about the Client’s Offering documentation of the terms of such Offering. Any questions about the Client will be directed to the Client. Any questions regarding OpenDeal Broker or broker dealer activities will be directed to OpenDeal Broker.

5)	Term of Support Services. Republic Core shall provide the User Support for the Term of the Agreement.

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